 CARRIER – AGENT (LESSEE-LESSOR) TRANSPORTATION
PARTNERS AGREEMENT

Agreement by and between Development Capital Group Inc. Florida corporation, hereinafter referred to as "Agent or Lessor” and Safe Cargo, Inc. a Massachusetts corporation, hereinafter referred to as "Carrier or Lessee”:

RECITALS:

A. Development Capital Group, Inc. is the agent of shippers, trucks owner or owners of goods for the control of transportation to be arranged with Carriers; and

B. Safe Cargo, Inc. is a duly licensed by Motor Carrier # 585144 as a carrier of property transportation services, holder of a license US DOT# 1580350 , motor contract carrier of property as more fully identified below, authorized to transport general commodities, with usual exceptions, between points in the United States and is qualified and competent to provide service to Broker under this Agreement, for the benefit of Third-Party Shippers (“Shippers”) or Owners of goods (“Owners”) for shipment;

AGREEMENT:

1. MUTUAL OBLIGATION OF PARTIES: Agent agrees to offer for shipment and Carrier agrees to transport by suitable motor truck equipment, such quantities of commodities as Agent may require. Carrier's services and this contract are designed to meet the needs of the Agent.

2. RATES AND COMMISSION: For its performance hereunder, Carrier shall pay Agent commission as to each shipment a net rate. A net rate shall be the sum agreed upon between Carrier and Agent as to each shipment or series of shipments under this Agreement, as evidenced by a load memo prepared by Agent. The net rate shall be Carrier's full, complete and exclusive compensation under this Agreement. The balance between gross charges and net rate, if any, shall be retained by Agent as its commission. The maximum net rate to be paid to Agent will be as provided on Schedule A.

3. INDEPENDENT CONTRACTOR: The relationship of Agent to Carrier shall, at all times, be that of an independent contractor and partners. The relationship of Carrier and Agent shall be nonexclusive. Carrier's employees or leased operators shall not be deemed the employees of Agent for any purpose. Carrier shall have sole responsibility to determine and direct the manner, method and course of performing transportation service.

4. REASONABLE DISPATCH: Upon tender of shipments under this Agreement, Agent agrees to provide reasonable dispatch.

5. CARGO LIABILITY: As between Carrier and Agent , Carrier hereby assumes all liability for loss or damage to shipments, or claims of any Shippers, Owners, or Receivers; and while in Carrier's custody or control, Carrier shall be an insurer as to the shipment for the benefit of the Shippers or the Owners of the goods in shipment.

6. INDEMNIFICATION AND INSURANCE: Carrier covenants and agrees to indemnify and hold harmless Agent from and against loss, damage, injury or claims asserted by any and all persons, including but not limited to, third parties, any Shipper, any Owner, or employees of Carrier, which claims may arise in connection with Carrier's performance under this Agreement.

At its sole expense, Carrier shall procure and maintain at all times legal liability cargo insurance on all shipments ; Carrier shall further maintain at all times, in amounts as required by the United States Department of Transportation, property damage and public liability insurance on all vehicles and its operations in connection with performance under this Agreement.

7. CARRIER AUTHORITY AND COMPLIANCE WITH LAWS: Carrier represents and warrants that it is engaged in the business of a motor contract carrier and that it possesses, and shall keep in full force and effect at all times.

Carrier, in performing its obligation under this Agreement, shall at all times comply fully with all applicable federal, state, and municipal laws, ordinances, orders and permits relating in any respect to the operation of its business, and with the rules and regulations of all regulatory bodies having jurisdiction over Carrier, and over its motor vehicle and equipment, its employees, and the transportation services to be provided hereunder.

8. BILLING AND PAYMENT: Agent agrees to invoice Carrier the amount of net rates for all transportation under this Agreement.

9. TERM AND TERMINATION: This Agreement shall be and remain in effect continuously from its date until canceled by either party upon not less than thirty (30) days' prior written notice to the other.

10. NON-INTERFERENCE AND INTERPRETATION: Carrier agrees not to interfere with Agentr's contractual rights with any Shipper or Owner, and will not directly solicit or contract with same during the term of this Agreement and for a period of 3 years after termination of this Agreement. For a period of 3 years after termination of this Agreement Carrier shall not contact or discuss Agent's business with any person who is or has been a customer on or before termination of this Agreement or has been identified as a prospective customer of Agent in the context of normal business operations. For purposes of this section 10, a person shall have been identified as a prospective customer of Agent if any record of communication with such person regarding the provision of services to such person exists prior to termination of this Agreement.

11. GOVERNING LAWS AND JURISDICTION: This Agreement shall be interpreted in accordance with the laws of the State of California and the Interstate Commerce Act, as amended, or regulations of the ICC, promulgated pursuant to the Interstate Commerce Act.

12. ATTORNEY FEES: The parties agree that in the event suit or action is commenced to enforce this agreement, the prevailing party will be entitled to attorney fees at trial and on appeal.
14. EXECUTION: The parties have entered into this Agreement by and through their duly authorized representatives, this 15 day of March, 2011.

CARRIER	AGENT

Safe Cargo, Inc.	Development Capital Group, Inc.
506 Main str. #2	101 Plaza Real Sout, Suite 201 South
West Springfield, MA 01089	Boca Raton, FL 33432
EIN 20-5914595	EIN 27-3746561
MC 585144
US DOT 1580350

/s/ Yury Harunovich	/s/ Andriy Korobkin
Yury Harunovich	Andriy Korobkin
Director	Director

SCHEDULE "A"

NOTE A: The rate named below is a maximum rate. The carrier may negotiate any rate with the agent, provided the negotiated rate does not exceed the rate named herein.

NOTE B: Subject to a maximum weight of 80,000 pounds.

NOTE C: All monies paid to the agent will be in the U.S. currency

NOTE D: Accessorial charges, such as, stops in transit, loading, unloading, pallet exchange, reconsignment and etc., will be negotiated between the agent and carrier at the time of shipment.

MAXIMUM RATE

The United States (except AK and HI) 10% of the total price of the cargo.